UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 5, 2010

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 779,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On October 5, 2010, the Company entered into an Investment Agreement with Bronco Midstream Holdings, LLC (“Bronco”), a subsidiary of ArcLight Energy Partners Fund IV, L.P. (“ArcLight”), and Enogex Holdings LLC, an indirect wholly-owned subsidiary of the Company (“Enogex Holdings”), pursuant to which Bronco agreed to make an initial equity investment in Enogex Holdings in an amount equal to $183,150,000 in exchange for an initial 9.9% membership interest in Enogex Holdings.

Enogex Holdings is the parent company of Enogex.  Prior to the closing of the transaction, 100% of the equity of OGE Energy Resources, Inc. (“OERI”), which is currently owned by the Company, will be contributed to Enogex.

Consummation of the transaction is conditioned on certain customary closing conditions.  However, no regulatory approvals are required to close the transaction.  Pending closing of the transaction, which is anticipated to occur on November 1, 2010, the Company has agreed to customary interim operating covenants relating to the conduct of Enogex’s business.

If the transaction closes, the Company and Bronco have agreed to indemnify each other for breaches of representations, warranties and covenants contained in the Investment Agreement, and, in the case of the Company, for certain tax matters related to the Company, in each case subject to customary baskets, caps and survival periods.

The foregoing description of the Investment Agreement is not a complete description of all of the parties’ rights and obligations under the Investment Agreement and is qualified in its entirety by reference to the Investment Agreement, which is filed as Exhibit 2.01 hereto and is incorporated herein by reference.

Upon consummation of the transactions contemplated by the Investment Agreement, OGE Enogex Holdings LLC, a wholly-owned subsidiary of the Company and the parent of Enogex Holdings (“OGE Holdings”), and Bronco will enter into an Amended and Restated Limited Liability Company Agreement of Enogex Holdings (the “LLC Agreement”).

Pursuant to the LLC Agreement, OGE Holdings’ and Bronco’s rights to designate directors to the board of directors of Enogex Holdings (the “Enogex Holdings Board”) will be determined by percentage ownership.  OGE Holdings will initially be entitled to designate three directors, and Bronco will initially be entitled to designate one director.  Bronco will also be entitled, at various ownership thresholds, to certain special board approval rights with respect to certain significant actions taken by Enogex Holdings.

Until Bronco owns 50% of the equity of Enogex Holdings, Bronco will fund capital contributions in an amount higher than its proportionate interest.  Specifically, Bronco will fund between 50% and 90% of required capital contributions during that period.  The remainder of the required capital contributions (i.e., between 10% and 50%) will be funded by OGE Holdings.  Until the beginning of 2012, the per unit equity price to be paid will be equal to the price paid by Bronco under the Investment Agreement.  On and after January 1, 2012, the equity price per unit will be based on the equity value of Enogex Holdings.  Subject to certain adjustments, including for material acquisitions, equity value will be calculated as 9.0 or 9.5 times trailing twelve-month Earnings before Interest, Income Taxes and Depreciation and Amortization, depending on Bronco’s ownership interest and whether the project has already been identified by Enogex.

Pursuant to the LLC Agreement, Enogex Holdings will make minimum quarterly distributions equal to the amount of cash required to cover the members’ respective anticipated tax liabilities plus $12,500,000, to be distributed in proportion to each member’s percentage ownership interest.

Under the terms of the LLC Agreement, each member and its affiliates are prohibited from independently pursuing a transaction in which a portion of the relevant assets are located in a designated core operating area (the “Core Operating Area”), subject to certain exceptions.  In addition, each member and its affiliates are prohibited from independently pursuing a transaction in which a portion of the relevant assets are located in a designated “area of mutual interest” (the “AMI”) unless (i) in the case of Bronco, its ownership interest is less than 5%, (ii) the transaction falls within a defined category of passive financial investments, (iii) the proposed transaction has been disapproved by Enogex Holdings or (iv) the fair market value of the assets located in the AMI constitutes less than 50% of the total fair market value of the assets involved in the transaction.  A member permitted to pursue a transaction independently pursuant to the foregoing is not required to offer the assets associated with such transaction to Enogex Holdings.

The foregoing description of the LLC Agreement is not a complete description of all of the parties’ rights and obligations under the LLC Agreement and is qualified in its entirety by reference to the LLC Agreement, which is included as Exhibit A to Exhibit 2.01 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.01
Investment Agreement dated as of October 5, 2010 by and between OGE Energy Corp., Enogex Holdings LLC and Bronco Midstream Holdings, LLC. (Certain exhibits and schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted exhibits and schedules to the Commission upon request)

99.01	Press release dated October 6, 2010, announcing OGE Energy, ArcLight Capital Announce Equity Funding Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

October 6, 2010